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                                                                    EXHIBIT 99.1

Number: 01-01


         CROSS TIMBERS COMPLETES ACQUISITION OF EAST TEXAS PROPERTIES

     FORT WORTH, TX (Jan. 3, 2001) - Cross Timbers Oil Company (NYSE-XTO) today completed its previously announced $115 million acquisition of producing properties located in East Texas and Louisiana from Herd Producing Company, Inc. of Tyler, Texas.

     Cross Timbers' internal engineers estimate proved reserves related to the acquired properties to be 175 billion cubic feet of gas equivalent , of which more than 93% is natural gas. The properties are located in Freestone, Limestone and Robertson counties of Texas and Claiborne and Union parishes of Louisiana. The Texas properties include the Farrar, Bald Prairie, Southwest Oletha and Luna fields which directly offset the Company's existing production. The Louisiana properties are in the Colquitt and Oaks fields.

     "We will immediately begin to develop these properties in conjunction with our existing East Texas Freestone Trend exploitation program," stated Steffen E. Palko, Vice Chairman and President. "This trend currently has a resource potential of 1.2 trillion cubic feet of gas, which includes more than 500 potential drilling locations and a multitude of recompletion projects."

     "This acquisition provides the additional inventory of opportunities for the Company to achieve its previously stated goals of increasing gas production by 20% per year," stated Bob R. Simpson, Chairman and Chief Executive Officer. "As a result, we expect to increase gas production to 535 million cubic feet per day by the end of 2002, a 60% increase above the average rate for 2000."

     The purchase will be funded initially through existing bank lines, which should be repaid from cash flow during the first six months of 2001.

    Cross Timbers Oil Company is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessors were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming and Alaska and Louisiana.

                                    (more)
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Contact:  John M. O'Rear                        Gary D. Simpson
          Vice President and Treasurer          Director of Investor Relations
          Cross Timbers Oil Company             Cross Timbers Oil Company
          (817) 870-2800                        (817) 870-2800

This news release can be found at the Company website: www.crosstimbers.com

Statements made in this press release, including those relating to future production, proved reserves and development activities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of drilling equipment, changes in interest rates and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.